UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 1, 2009
(Date of earliest event reported)

Maxim Integrated Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-34192	94-2896096
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

120 San Gabriel Drive
Sunnyvale, California    94086
(Address of principal executive offices including zip code)

(408) 737-7600
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 1, 2009, the Compensation Committee of the Board of Directors (the "Compensation Committee") of Maxim Integrated Products, Inc. (the "Company") approved the grant of non-statutory stock options and restricted stock units to the principal executive officer, principal financial officer and other named executive officers of the Company appearing in our 2009 Proxy Statement (collectively, the "NEOs"), the terms of which are summarized in the table below. These equity incentive awards were made pursuant to the Company's Officer Compensation Plan for fiscal year 2010. The equity awards granted to the NEOs, as well as equity awards granted to other officers and certain non-officer employees of the Company on the same date, were made as part of the Company's annual equity grant for 2009 to employees, and the number of restricted stock units granted represents two-years worth of awards.

Equity Awards to the NEOs
Name	Title	Number of Restricted Stock Units Granted (1)	Number of Shares underlying Stock Options Granted (2)
Tunc Doluca	President and Chief Executive Officer	64,580	229,860
Bruce E. Kiddoo	Chief Financial Officer and Senior Vice President	28,520	72,280
Pirooz Parvarandeh	Group President and Chief Technical Officer	39,096	86,400
Vijay Ullal	Group President	45,124	99,000
Charles G. Rigg	Vice President	20,968	26,100

(1) The restricted stock units set forth in this column will vest over eight (8) consecutive quarters starting on February 15, 2010 so long as the NEO remains employed by the Company on each such applicable vesting date.

(2) Each stock option has an exercise price of $18.11 per share, which is the closing price of the Company's common stock as reported on The NASDAQ Global Market on the date of grant. The stock options set forth in this column will vest quarterly starting in 2013, with the exception of the stock options granted to the President and Chief Executive Officer and the Chief Financial Officer as a small portion of these awards begin vesting in earlier years. Continued vesting is subject to continued employment on each such applicable vesting date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAXIM INTEGRATED PRODUCTS, INC.

By: /s/ Bruce Kiddoo Bruce Kiddoo Chief Financial Officer and Senior Vice President

Date: December 7, 2009